Study Title: ***In vivo* real-time detection of circulating melanoma cells**

Principal Investigator:

Laura Hutchins, MD, Professor
Director, Division of Hematology/Oncology
Professor of Medicine, UAMS
4301 W. Markham St. Slot# 508
Little Rock, AR 72205
Phone: 501-686-8511
Fax: 501-686-6342

Sub-Investigator(s):

Vladimir P. Zharov, PhD, DSc, Professor
Director of Philips Classic Laser and Nanomedicine Laboratories
Professor of Department of Otolaryngology/Head & Neck Surgery
University of Arkansas for Medical Sciences
4301 W. Markham St. Slot# 543
Little Rock, AR 72205
Phone: 501-603-1213
Fax: 501-686-8029
Email Address: ZharovVladimirP@uams.edu

Ekaterina I. Galanzha, PhD, DSc, Assistant Professor
Department of Otolaryngology/Head and Neck Surgery, UAMS
4301 W. Markham St. Slot# 543
Little Rock, AR 72205
Phone: 501-526-7502

Brian Badgwell, MD
Assistant Professor, Division of Surgical Oncology
University of Arkansas for Medical Sciences
4301 W. Markham, Slot 725
Little Rock, AR 72205
Phone: 501-686-5547

Sara Shalin, MD
Department of Pathology, UAMS
4301 W. Markham St.
Little Rock, AR 72205
Phone: 501-686-8007

Medical Monitor:

James Y. Suen, MD, Professor
Director, Department of Otolaryngology/Head & Neck Surgery
University of Arkansas for Medical Sciences
4301 W. Markham St. Slot# 543
Little Rock, AR 72205
Phone: 501-686-5012

Statistician

Jeannette Lee, PhD
Department of Biostatistics
4301 W. Markham, Slot 781

Little Rock, AR, 72205
501-526-6717

Statistician **Eric Siegel, MS**
Department of Biostatistics
4301 W. Markham, Slot 781
Little Rock, AR, 72205
501-526-6717

Technical support **Mustafa Sarimollaoglu, MS, Engineer**
Department of Otolaryngology/Head and Neck Surgery, UAMS
4301 W. Markham St. Slot# 543
Little Rock, AR 72205
Phone: 501-526-7620

Study location: University of Arkansas for Medical Sciences

Institution/Sponsor: Department of Otolaryngology/Head and Neck Surgery
University of Arkansas for Medical Sciences

Table of Contents

1. Abbreviations/Definitions

Abbreviation	Definition
2-D	two-dimensional
AE	adverse event
ANOVA	analysis of variance
a.u.	Arbitrary unit
CCTO	Cancer Clinical Research Office
cDNA	complementary deoxyribonucleic acid
cm	centimeter
CRFs	case report forms
CTC	circulating tumor cells
FBS	fetal bovine serum
FDA	Food and Drug Administration
HIPAA	Health Insurance Portability and Accountability Act
Hz	hertz
IHC	immunohistochemical
In vivo	Latin for "within the living"
IR	Infrared
IRB	Institutional Review Board
kHz	kilo-hertz
µJ	microjoule
mL	milliliter
mm	millimetre
NCI	National Cancer Institute
NIH	National Institute of Health
nm	nanometer
ns	nanosecond
OHRP	Office for Human Research Protections
PA	photo-acoustic
PAFC	photo-acoustic flow cytometry
PBS	phosphate buffered saline
PCR	polymerase chain reaction
PI	principal investigator
PT	photothermal
RBCs	red blood cells
RNA	ribonucleic acid
RT-PCR	reverse transcription polymerase chain reaction
SD	standard deviation
SAE	serious adverse event
SID	study identification number
um	micrometer
UAMS	University of Arkansas for Medical Sciences
WBCs	white blood cells

2. Protocol Summary

Photoacoustic (PA) flow cytometry (FC) (PAFC) has been used to detect circulating tumor cells *in vivo,* in real time, in the blood of animal melanoma models. The objective of this clinical trial is to determine whether a PAFC-based prototype device can detect circulating tumor cells (CTCs) in the blood of melanoma patients *in vivo,* in real time, and do so at detection limits at least one-order of magnitude below the detection limits of currently existing *ex vivo* methods.

3. Background:

Approximately 90% of all cancer deaths are related to metastasis.[7-8] In particular, melanomas which are greater than 1.0 mm thick demonstrates significantly higher risk for metastatic development.[1-6] Presently, there are no prognostic tests available to detect early metastases. Recent clinical and preclinical studies have demonstrated the potential of using circulating tumor cell (CTC) count as a marker of metastatic development, cancer recurrence, and therapeutic efficacy.[7-8] A variety of assays have been developed to detect CTCs in peripheral blood samples, including reverse transcriptase-polymerase chain reaction (RT-PCR), high-throughput optical imaging, fiber optic scanning, and a microfluidic chip technique.[7-8] However, the sensitivity of these assays are limited to > 5 CTCs/mL; and at this level, incurable metastasis has already established itself at the time of diagnosis. One way around this technical limitation is to draw relatively large volumes of blood.

We have developed a non-invasive photoacoustic (PA) technique that has a significantly improved sensitivity toward CTCs through its ability to examine the blood circulating inside the patient. This technology, called *in vivo* photoacoustic flow cytometry (PAFC), was pioneered in 2006 by Dr. Vladimir Zharov, who is also the principal investigator (PI) of the National Cancer Institute grants supporting this research (Award #: R01 CA131164 and UAMS Translational Research Institute Pilot Award) and the co-investigator of this clinical protocol.[9-23] PAFC is based on laser irradiation of the peripheral blood vessels. Nonradiative transformation of absorbed laser energy into heat within individual CTCs leads to the generation of acoustic waves which are detected with an ultrasound transducer gently placed next to the skin (**Figure 1**). The *in vivo* PAFC operates with a degree of sensitivity unachievable with currently existing tools, all of which are *in vitro* techniques that necessarily assay a limited blood volume.

Regarding melanoma, PAFC utilizes the over-expression of melanin clusters as intrinsic, spectrally-specific cancer markers and signal amplifiers, thus providing higher PA contrast of melanoma cells in comparison to a blood background. Recent comprehensive studies *in vitro* using melanoma cell lines and *in vivo* using tumor-bearing mouse models confirmed the excellent capability of PAFC to detect rare melanoma cells in blood. In particular, the measured PA spectra suggest that the preferable spectral ranges providing high PA contrast of melanoma cells in a background of blood are relatively broad, ranging from 640 to 1100 nm. We demonstrated in vivo, label-free PA detection of intravenously injected melanoma cells (mimic CTCs) and detection of real melanoma CTCs during tumor progression in the mouse model. We identified a correlation between CTC count and tumor size. The measurement of melanoma CTC rates using the mouse ear tumor model at week 4 with a non-focused transducer on a 50-μm ear vessels and 150-μm skin vessels revealed CTC rates of 0.06 and 4.5 CTCs/min, respectively, whereas measurements using a focused transducer of a ~0.9 mm aorta revealed a CTC rate of 71 CTCs/min. This study demonstrated a higher probability of detecting CTCs using a focused transducer on large deep vessels with higher flow, allowing circulation of almost the entire mouse's blood volume (~2 mL) within 0.5-1 min. In tumor-bearing mouse models we

demonstrated a sensitivity level of 1 CTC/mL with the potential to improve this sensitivity 10^3-fold in humans *in vivo*, which is impossible with existing assays.

This pilot study will use a new clinical prototype of PAFC for noninvasive, label-free, real-time quantitative detection of metastatic melanoma cells *in vivo* in the peripheral blood circulation of subjects with melanoma. Expected sensitivity of this procedure is < 1CTC/mL; ultimately, we anticipate achieving a threshold level of 1 CTC/100 mL. This level of sensitivity is approximately 2 orders of magnitude superior to that of existing CTC assays. PAFC's simplicity of approach could provide a robust, highly sensitive, and low-cost clinical diagnostic instrument for routine use on a daily basis. Clinical applications may include: 1) blood screening at the time of initial cancer diagnoses to detect early metastases; 2) testing for cancer recurrence after therapy; 3) assessment of clinical response to therapy (chemo-, radiation, immuno- etc.); and 4) prognosis of metastasis progression. Thus, PAFC would provide physicians with an inexpensive, non-invasive tool for routine CTC identification and quantification. Melanoma is the most aggressive malignancy in terms of its progression to metastasis at a very early stage in the disease. PAFC would significantly improve prognosis for patients with melanoma by providing a metastasis indicator, rendering it a more curable disease through early detection and treatment. PAFC may also have significant value in uveal melanoma which has a high risk for rapid hematogenous dissemination within the highly perfused lymphatic-free uveal tract of the eye.

We initially tested the ability of our PAFC system to detect single melanoma cells against a background of mouse red blood cells (RBCs) on microscope slides and in glass capillary tubes. In all cases, detection relied on naturally occurring differences in light absorption of melanoma cells versus normal blood components. No contrast-enhancing treatments were administered. Figure A demonstrates the detection of melanoma cells in mouse blood on a microscope slide using two-dimensional PT/PA (photothermal/photoacoustic) scanning cytometry. In panel **a** of Figure A, the PT signals from seven individual melanoma cells are clearly visible against the PT background generated by the RBCs. A PA signal accompanied every PT signal in panel **a**. To ensure that the strong isolated signals in panel **a** were not generated by white blood cells (WBCs), the 2-D scanning procedure was repeated on mouse blood in which the RBCs had been lysed, as shown in panels **b** and **c** of Figure A. Panel **c** shows that the PT signal from a melanoma cell is much stronger that those from WBCs. Because the PT and PA signal are both proportional to the amount of light absorbed by the cell, panel **c** implies that the difference in PA signals between WBCs and melanoma cells will be similar.


a
Melanoma
cell
Blood
background
3 mm
3 mm
0
b
Melanoma
cell
WBCs
c
Melanoma
cell
WBCs
PT signal (a.u.)
40
20
0
4
8
12
Time, s

Figure A. Two-dimensional PT/PA scanning cytometry. **(a)** Photothermal (PT) localization of rare melanoma cells in a monolayer of unlysed red blood cells (RBCs) on a microscope slide. When a cell is scanned by the laser, it is heated in nanoseconds by 2°C-5°C, simultaneously generating (1) a PT "lens effect" detectable via standard optical techniques, and (2) a photoacoustic (PA) signal detectable by the ultrasound transducer. Because melanoma cells absorb more strongly at the wavelength used, they generate stronger PT and PA signals than the surrounding RBCs. **(b)** Transmission digital microscopy image (colored central part) of slide with a rare melanoma cell among white blood cells (WBCs) after RBC lysis. **(c)** Single scan-line from a slide after RBC lysis, showing the appearance of one strong PT signal from a single melanoma cell in a background of low signals from WBCs. Laser parameters: wavelength, 850 nm; laser fluence, 100 mJ/cm^2.


a
Fiber
Glass tube
Transducer
Glycerol
b
Scanning
Laser
2 mm
Detected volume
RBCs
Melanoma cell
0.5 mm
50
PA signal (a.u.)
RBCs
Melanoma cell
0
Time, s
8

Figure B. shows the photoacoustic detection of an isolated melanoma cell in a glass capillary tube whose length is being scanned by the laser. In the lower part of panel **b** of Figure B, the narrow PA peak from the melanoma cell reaches about 45 arbitrary units (a.u.), whereas the PA noise from the RBCs has a root-mean-square value between 10 and 15 a.u., for a signal-to-noise ratio between 3 and 4 for this particular melanoma cell. To assure that this detection success was not an artifact of cells settling in the capillary tube, we also created physical models of blood flow through small blood vessels, using a flow module fitted with a syringe pump–driven system (KD Scientific Inc.) and glass tubes of different diameters in the range of 30–150 µm to 1–2 mm. When RBCs and melanoma cells were made by this means to flow past a laser whose position was stationary, results similar to those in Figure B were obtained.

Figure B indicates that PAFC can detect a single melanoma cell in whole blood in a narrow glass capillary tube meant to simulate a human blood vessel.


PA signal (a.u.)
2
1
0
0
2
4
6
8
10
Time (min)
Injection
PA signal (a.u.)
2
1
0
0
2
4
6
8
10
Time (min)

Figure C shows the PAFC recording data of detecting *in vivo* melanoma cell from a mouse's ear vein. In the upper panel, three peaks reveal that three circulating melanoma cells have been detected in real time from a mouse with a melanoma tumor implanted into its flank two weeks before. In the lower panel, about 50 melanoma cells were detected after half a million melanoma cells were injected into a mouse heart.

Figure C demonstrates that circulating melanoma cell can be detected *in vivo* in real time by PAFC.

4. Investigational New Device:

The PAFC clinical prototype incorporates fiber-coupled pulsed nanosecond laser and detection electronics for excitation and acquisition of acoustic waves from the tumor cells circulating in blood flow. The setup features 1064 nm pulsed laser, 0.6-10 ns pulse duration, 10-100 mJ/cm2 energy fluence, pulse rate 1 – 500 kHz (IPG Photonics, model: YLP-R-0.3-AI-60-18). Detection of acoustic waves from the circulating tumor cells is done by focused ultrasound transducer (V317-SU-F0.50IN-PTF, Olympus-NTD, USA) placed in an acoustic contact with the skin of the patient. The signal from the transducer is amplified (preamplifier 5662B, Panametrics) and recorded by a PC equipped with an ADC digitizer (CS1442, 4 channel, 14-bit, 200 MS/s digitizer, DynamicSignals LLC, Lockport, IL). Custom made acoustic transducers could also be considered for the prototype on the basis of additional ex vivo experiments.

The PAFC platform is assembled on a mobile cart. The laser body, computer, and all the accessories will be self-contained within the cart. Internal components of the setup would not be accessible to the patient. The top of the cart contains only the PAFC probe on an optical table and controls for the data recording system. A manual, three-coordinate stage is used to provide positioning of the probe over the wrist or palm veins of the patient. No direct contact between skin of the patient and the probe body is required. Delivery of the laser light to the probe is performed by an optical fiber (300 or 400 μm, multimodel fiber, Throlabs) fixed in the body of the probe. Positions of the ultrasound transducer and of optical fiber will be fixed after a short initial probe alignment procedure.

Subjects will receive PAFC procedure while seated in a chair in Dr. Zharov's laboratory. The subject's hand will be placed on a heated, customized surface, with a PAFC probe placed over a vein selected by a technician. Acoustic contact between the skin and ultrasound transducer will be provided by either ultrasound gel or through a thin layer of water. Flexible Velcro strips would be used to provide gentle fixation of the hand during PAFC monitoring. PAFC would be used to monitor blood flow for approximately one hour. Large superficial veins will be selected for monitoring. PA measurements will be performed the entire time the subject holds the hand under the probe. The position of the probe over the vein will be monitored by comparing the signals from blood vessel to that from surrounding tissues and may require adjustment during the experiment.

Preliminary animal studies used a previous version of the PAFC device that provided a 10-ns laser pulse with a repetition rate of 20 Hz using an unfocused transducer.[16] For this protocol, we have improved the sensitivity of our PAFC device by using a laser with a high pulse repetition rate (100 kHz) and an advanced detection system with a focused transducer.[23] These modifications will enhance the sensitivity of our PAFC detection.

5. Trial Objective and Aim(s):

Objective. Photoacoustic (PA) flow cytometry (FC) (PAFC) has been used to detect circulating tumor cells *in vivo* in real time in the blood of animal melanoma models. The objective of this clinical trial is to determine whether a PAFC-based prototype device can be used to detect circulating tumor cells (CTCs) in the blood of melanoma patients *in vivo* in real time, and do so at detection limits at least an order of magnitude below the detection limits of currently existing *ex vivo* methods. To achieve this objective, we will accomplish the following specific aims:

Specific Aim #1A: Characterize the baseline PA signals produced by the *in vivo* PAFC prototype device in healthy volunteers. To characterize the baseline PA signals from blood vessels and surrounding tissue that are produced when the prototype device's probe is placed on different locations on the hands and arms of healthy subjects with a wide range of skin pigmentations, we will recruit 15 healthy volunteers, 5 of whom will be African American and 10 of whom will be Caucasian. On each subject, we will place the prototype PAFC probe over 4-to-5 veins in the wrist, 4-to-5 veins in the back of the hand, and 4-to-5 veins in the forearm. On each vein, we will estimate the vein's diameter, measure the PA signal from the vein and the surrounding tissue, and calculate the PA contrast as the ratio of the two signals. The subject's skin pigmentation will be classified as light, medium, or dark. The PA contrasts thereby obtained will be analyzed primarily for whether they are large enough in magnitude to be usable for detection of CTCs in Specific Aims #2 and #3, and secondarily for whether PA contrasts are affected significantly by either body location or skin pigmentation. A PA contrast will be considered usable for CTC detection if the PA signal from the vein is more than 1.3-fold higher than the PA signal from surrounding tissue.

Specific Aim #1B: Develop Standard Curves for the *ex vivo* CTC assays. To accomplish this specific aim, we will use blood samples drawn from the healthy volunteers of Specific Aim #1A, spike them with melanoma cells to a known concentration, serially dilute them, and assay the serial dilutions to develop standard curves for the *ex vivo* CTC assays described in Specific Aim #2 and in Section 9 Specimen Handling.

Specific Aim #2: Validation. To validate the *in vivo* PAFC method of melanoma CTC detection, we will use the PAFC-based prototype device to noninvasively determine CTC concentrations in the blood of subjects who have advanced-stage (Stage III or Stage IV) melanoma, and we will also use current *ex vivo* methods to determine the CTC concentration in samples of blood drawn from the same subjects. The *ex vivo* methods to be used will be (1) a melanoma-specific RT-PCR assay, (2) PA/PT probing using the technique shown in **Figure A**, (3) PAFC detection using the technique shown in **Figure B**, (4) separation using bioconjugated magnetic nanoparticles, and (5) immunohistochemical staining of blood on microscope slides. Estimates of CTC concentration determined by the *in vivo* method and the *ex vivo* methods will be compared graphically via Bland-Altman plots with 95% limits of agreement, and statistically via estimation of mean differences accompanied by two-sided 95% confidence intervals. Because this will be the first-time use of *in vivo* PAFC in humans, mean differences of 5-fold or less will be considered good concordance between *in vivo* PAFC and the *ex vivo* methods, whereas mean differences of 10-fold or more will be considered cause for concern.

Specific Aim #3: Detection. To determine whether *in vivo* PAFC can detect melanoma CTCs at concentrations below the detection limits of the *ex vivo* methods, we will use the PAFC-based prototype device to noninvasively detect CTCs in the blood of subjects who have early-stage (Stages I or II) melanoma, and we will also use current *ex vivo* methods (see Specific Aim #2) to detect CTCs in samples of blood drawn from the same subjects. The discordance in CTC detection between *in vivo* PAFC and each *ex vivo* method will be tested at 5% alpha via one-sided McNemar's test for significant imbalance favoring successful detection by the *in vivo* method. Because of the low CTC concentration in early-stage melanoma (especially Stage I), we expect that CTCs will frequently be detected by *in vivo* PAFC but not the *ex vivo* methods. .

6. Patient Population:

Study Population: We expect to consent approximately 80 subjects in order to achieve our enrollment goal of 75 subjects at this institution in three cohorts as follows:

1. Cohort #1 will consist of fifteen healthy control subjects, ten of whom will be Caucasian and five of whom will be African-American. Subjects in cohort #1 will be used to address the calibration goal of Specific Aim #1.
2. Cohort #2 will consist of 30 subjects who have advanced-stage melanoma will be recruited from the Medical Oncology clinic at UAMS, where advanced stages are defined as Stages III or IV. Subjects in cohort #2 will be used to address the validation goal of Specific Aim #2. We expect that approximately half of the 30 advanced-stage subjects will be Stage III and the other half will be Stage IV.
3. Cohort #3 will consist of 30 subjects with early-stage melanoma will be recruited from the Surgical Oncology clinic at UAMS, where early stages are defined as Stages I or II. Subjects in cohort #3 will be used to address the detection goal of Specific Aim #3. We expect that approximately 10 of the 30 early-stage subjects will be Stage I and approximately 20 will be Stage II.

Inclusion and Exclusion Criteria for Subjects with diagnosis of Melanoma:

Inclusion Criteria:

- Age 18 to 80 years
- Histological documented diagnosis of melanoma
- Signed informed consent form approved by the University of Arkansas for Medical Sciences (UAMS) IRB

- Must be able to sit still for 90 minutes

Exclusion Criteria:

- Active infection
- Current and significant medical or surgical condition as determined by the Investigator
- Diagnosis or evidence of organic brain syndrome
- Pregnancy or breastfeeding

Inclusion and Exclusion Criteria for Healthy Control Subjects:

Inclusion Criteria:

- Age 18 to 80 years
- No known current or previous malignancies
- Signed informed consent form approved by the University of Arkansas for Medical Sciences (UAMS) IRB
- Must be able to sit still for 90 minutes

Exclusion Criteria:

- Histological documented diagnosis of melanoma
- Active infection
- Current and significant medical or surgical condition as determined by the Investigator
- Diagnosis or evidence of organic brain syndrome
- Pregnancy or breastfeeding

7. Study Calendar

Test/Event	Visit	
	Pre-Study	Visit 1
Informed Consent	X	
Demographics	X	
Disease Staging	X	
Pregnancy test [1]	X	
Blood draw		X
PAFC		X
Adverse Event Assessment		X

[1] Urine pregnancy test for pre-menopausal women and for women less than 12 months after the onset of menopause.

8. Visit Breakdown:

a. <u>Consent Process:</u> Patients with melanoma will be identified in the UAMS Medical Oncology clinic during routine clinic appointments by their providers. Upon identification, the patient will be informed of the study by their physician along with the research staff. The patient will be allowed to review the IRB-approved informed consent form, and if they would like to participate in the study, they will be presented the informed consent form. During the consent process, the patient will be clearly informed of the fact that participation in this study is voluntary and that the decision to not participate in the study will have no effect on future clinical care. The patient will be encouraged to have family or

friends participate in any or all of the process. The patient will be provided sufficient time to ask questions, and will be questioned to be ensure they understand the information. If the patient agrees to proceed, they will sign consent. The consent process will be documented in the medical record. A copy of the informed consent document will be provided to the research subject, and additional copies will be sent to the medical records department. The original informed consent will be filed with the subject file in CCTO. The consent process will occur in a private room with the research nurse.

b. On-Study Evaluation: After signing the IRB-approved informed consent form, research subjects will be registered by the Cancer Clinical Trials Office. At that time, a registration number will be provided to the Principal Investigator and recorded into the subject's medical record (if applicable).

c. Healthy Control Subjects: Healthy individuals will be recruited from family members of the patients, when the patients visit their physician in the UAMS Medical Oncology clinic. Healthy individuals will be invited to participate in the study as controls. These individuals will be consented as described above for melanoma patients.

d. Visit Breakdown:

Pre-Study Visit

- Eligibility will be confirmed, and the following data elements collected: age, sex, race, disease staging, medical history, treatment and surgery history and location of metastasis.

Visit 1

- Approximately 10mL of blood will be drawn using blue-top tubes, in the Cancer Institute Blood Draw station or the Infusion room.
- PAFC will be performed in Dr. Zharov's laboratory.
- Adverse Event Assessment (CTCAE 4.0)

9. Investigational Procedure

Subjects will receive PAFC procedure while seated in a chair in Dr. Zharov's laboratory. The subject's hand will be placed on a heated, customized surface, with a PAFC probe placed over large superficial veins selected by a technician. For each subject, the prototype PAFC probe will be placed over 4-to-5 veins in the wrist, 4-to-5 veins in the back of the hand, and 4-to-5 veins in the forearm. Acoustic contact between the skin and ultrasound transducer will be provided by either ultrasound gel or through a thin layer of water. Flexible Velcro strips would be used to provide gentle fixation of the hand during PAFC monitoring. PAFC would be used to monitor blood flow for approximately one hour. PA measurements will be performed the entire time the subject's hand is under the probe. The position of the probe over the vein will be monitored by comparing the signals from blood vessel to that from surrounding tissues and may require adjustment during the experiment.

10. Specimen Handling

A single blood draw will occur in the Cancer Institute Blood Draw station or the Infusion room. The sample will be transported to the Tissue Bank where the sample will be logged into caTissue and aliquotted. The sample will then be transported to Dr. Zharov's laboratory for analysis as described below in the Experimental outline:

1. Microscopic slides will be used to detect the presence of single melanoma cells. This goal will be accomplished using optical imaging technology to detect and spatially localize cells. After identification, the PA and PT signals produced from individual melanoma cells as they are identified (above) will be recorded. We will also measure the root-mean-square magnitude of PA and PT background signal from whole blood (without melanoma cells), and determine the signal-to-noise ratio (SNR) between the melanoma signal and the whole-blood background.

2. A second sample of participant's blood will be used for the isolation of cancer cells using bioconjugated magnetic nanoparticles. Erythrocytes will be lysed and melanoma will be isolated by their magnetic antibodies by placing a magnet directly on the slide. The slide will be probed via our PT technique and the results will be compared to RT-PCR and the results from method 1 (PT/PA probing).

3. A third sample of blood will be incubated with bioconjugated magnetic nanoparticles that will target leukocytes via binding to CD45. Erythrocytes will be lysed and leukocytes will be removed via magnetic attraction (See Step 3). Remaining cells will be probed and the results will be compared to RT-PCR.

4. Glass capillary tubes will be used as an ex-vivo model of static blood vessels. PAFC methods will be used for the detection of melanoma cells in whole blood. This will be the easier, but less sensitive of our two *ex vivo* PAFC assay methods.

5. Glass capillary tubes will be used to model *in vivo* blood flow. PAFC methods will be used to detect and count the number of melanoma cells in the moving blood. We will also measure the root-mean-square magnitude of PA background signal from the moving blood (in between signals from melanoma cells), and determine the signal-to-noise ratio (SNR) between the melanoma signals and the moving-blood background. This will be the more difficult, but more sensitive of our two *ex vivo* PAFC assay methods.

6. Blood from each sample will be used for RT-PCR (see appendix II).To ensure accuracy and reliability of these results, we will repeat this experiment in triplicate. This assay will be used to determine the effectiveness of our PAFC techniques.

7. Immunohistochemical (IHC) staining will be performed as described in appendix III.

To develop standard curves for the *ex vivo* determination of CTC concentrations, we will take the blood sample drawn from each healthy control subject, divide it into aliquots, spike one of the aliquots with melanoma cells to a known concentration, serially dilute the cells using the remaining aliquots, and assay the dilution series using RT-PCR, IHC staining, PA and PT detection on microscope slides, and *ex vivo* PAFC.

11. Risk/Benefit:

a. Risk:
The device to be evaluated in this study delivers a laser fluence of only 20 mJ/ cm^2 [24-25] which is well within the American National Standards Institute's laser safety standard of 100 mJ/cm^2 and within the near infrared spectroscopy range (e.g., 1064 nm).[26]

The risks involved in PAFC detection are expected to be no greater than what might be encountered in daily life or during routine physical examinations. However, the prototype device has never been used in humans before and may involve risks that are currently unknown.

The risks involved in the blood draw are minimal and include pain and bruising at the site from where blood was taken and in very rare circumstances, infection. Experienced personnel will perform the phlebotomies using approved techniques. Pressure and dressings will be used to minimize pain, bruising and infection.

As with any research study, a possible breach of subject confidentiality is a risk. To minimize this risk, subjects will be assigned a study number unrelated to their medical record number or other personally identifying information. Data from this study will be associated with the subject's number.

b. Benefit:
There will be no direct benefit to the participants in this study. It is hoped that the information learned will benefit future subjects with melanoma.

12. Statistical Considerations

Analysis Plan for Specific Aim 1A: PA signals from the veins, PA signals from the surrounding tissues, and PA contrasts will be displayed as dot plots versus subject and body location (wrist, hand, or forearm); subjects will be grouped according to skin pigmentation. PA signals and contrasts also will be displayed as scatterplots versus vein diameter, color-coded by subject. Data will be reported by body location and skin pigmentation as the mean, standard deviation (SD), median, quartiles, and range. Additionally, each PA contrast will be evaluated for whether it is "usable" for CTC detection, i.e., whether the PA signal from the vein is more than 1.3-fold larger than the PA signal from surrounding tissue. The number and proportion of PA contrasts that exceed the 1.3-fold usability threshold will be calculated and reported for each subject. Residuals analysis will be used to examine PA contrasts for adherence to distributional assumptions, and data transformations will be applied if warranted. PA contrasts will be analyzed using a mixed-models repeated-measures approach in which skin pigmentation will be the between-subjects effect, body location will be the within-subjects effect, and individual PA contrasts will be the repeated measures. The post-hoc analysis will focus primarily on estimation and secondarily on comparing groups. In the primary post-hoc analysis, we will estimate the mean and two-sided 90% confidence interval of PA contrast for each combination of body location and skin pigmentation. Then we will examine the 90% confidence intervals for how many of them contain the 1.3-fold usability threshold. Because this will be the first-time use of the prototype PAFC device in humans, results will be considered cause for concern only if all of the nine 90% confidence intervals contain the 1.3-fold usability threshold. On the other hand, if the usability threshold is excluded by at least two confidence intervals within at least one body location, then that result would be considered a success for this first-time use of the prototype PAFC device in humans. In the secondary post-hoc analysis, we will conduct pairwise comparisons of the skin pigmentations, and likewise of the body locations, using a two-sided 5% alpha despite the multiple comparisons in order not to inflate Type II error. In follow-up analysis, vein diameter will be added to the mixed model as a continuous covariate in order to determine whether larger PA contrasts are associated with larger vein diameters, and whether including vein diameter reduces the width of the 90% confidence intervals around the group means.

Analysis Plan for Specific Aim 2: For each *ex vivo* assay, the relevant standard curve developed in Specific Aim #1 will be used to estimate a CTC concentration in the blood of each advanced-stage melanoma subject. On the same subject, the CTC counts per minute obtained from *in vivo* PAFC will be converted into a CTC concentration using the blood-flow rate obtained from Doppler ultrasonography on the same vein region. Data will be transformed to their base-10 logarithms both to reduce heteroscedasticity and to facilitate inference on fold-change differences. Agreement between *in vivo* PAFC and the *ex vivo* assay methods will be assessed using the methods of Bland and Altman.[27–28] Specifically, for the *in vivo* method and each *ex vivo* method, the average and difference in CTC counts between methods will be calculated for each subject and plotted in a Bland-Altman plot. The 95% limits of agreement between *in vivo* PAFC and each *ex vivo* method will be calculated from the difference in CTC counts as the mean ±2 standard deviations. The mean difference in CTC counts between *in vivo* PAFC and each *ex vivo* method will be reported along with a two-sided 95% confidence interval. Because this will be the first-time use of *in vivo* PAFC for CTC detection in humans, mean differences of 5-fold or less will be considered good concordance between *in vivo* PAFC and the *ex vivo* methods, whereas mean differences of 10-fold or more will be considered cause for concern.

Analysis Plan for Specific Aim 3: For each early-stage melanoma subject, the results of each *ex vivo* assay will be classified as a detection or non-detection of CTCs; if the assay result indicates that CTCs were detected, then CTC concentration will also be estimated and classified as above or below the effective lower limit of the standard curve's accuracy. On the same early-stage melanoma subject, the *in vivo* PAFC result will be classified as a detection or non-detection of CTCs; if CTCs are detected, then the CTC counts per minute will be converted into a CTC concentration using the blood-flow rate obtained from Doppler ultrasonography on the same vein region. The discordance rate in CTC detection between *in vivo* PAFC and each *ex vivo* method will be determined using paired-data contingency tables. Discordances will then be tested at 5% alpha via one-sided McNemar's tests for significant imbalance favoring successful detection by the *in vivo* method. Additionally, whenever *in vivo* PAFC detects CTCs but the *ex vivo* assay does not, the CTC concentration estimated from *in vivo* PAFC will be converted via the Poisson distribution into a non-detection probability for the *ex vivo* assay based on the reaction volume utilized by the *ex vivo* method. Finally, whenever CTCs are detected by both *in vivo* PAFC and one or more *ex vivo* method, the paired difference in CTC concentrations between *in vivo* PAFC and each *ex vivo* method will be calculated and summarized using the number, mean, and SD.


3/group
5/group
7/group
90% Margin of Error (SD units)
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0
0.1
0.2
0.3
0.4
0.5
Intra-subject correlation

Sample Size considerations: For the primary analysis of Specific Aim #1A, we will use a mixed-models repeated-measures approach to estimate the mean and symmetric two-sided 90% confidence interval for each combination of body location and skin pigmentation. The half-widths of the confidence intervals (a.k.a. the 90% margins of error) on each group mean will depend heavily both on the number of subjects in a given skin-pigmentation group and on the intra-subject correlation among individual PA contrasts. **Figure D** shows how the 90% margins of error on the group means vary with intra-subject correlation for exemplar group sizes of 3, 5, and 7 per group when the total sample size is 15 healthy volunteers. The 90% margins of error shown are those on the group means for skin-pigmentation groups at each body location, and are calculated using the method of Donner[29] under the assumptions (1) that PA contrasts will be determined on exactly four veins per body location (12 veins per subject), and (2) that the denominator degrees of freedom will be 12 based on all three skin-pigmentation groups being populated. Inasmuch as the intra-subject correlation is likely to be around 0.2 and unlikely to be >0.4, the range of 90% margins of error shown in **Figure D** indicate that 15 healthy volunteers (5 African Americans and 10 Caucasians) should provide Specific Aim #1A with sufficient precision to meet its research goals. For Specific Aim #1B, the sample size will necessarily be the same as that in Specific Aim #1A. For Specific Aim #2, a sample size of 30 advanced-stage melanoma subjects produces a symmetric two-sided 95% confidence interval on the mean difference between methods that has a half-width of 0.373 SD units, where one SD unit is one standard deviation of the difference between methods. For Specific Aim #3, CTC detection rates via *in vivo* PAFC versus the *ex vivo* methods will be compared in thirty samples from early-stage melanoma subjects via one-sided McNemar's test at 5% alpha to determine whether *in vivo* PAFC has a significantly increased detection rate. To calculate power of the planned test, we assume that, when the two methods produce a discordant pair of results on the same sample (i.e., when *in vivo* PAFC disagrees with the *ex vivo* method on whether CTCs have been detected), the odds ratio is 10-fold in favor of *in vivo* PAFC having detected the CTCs. **Figure E** shows how power to detect the 10-fold odds ratio varies with the proportion of discordant pairs of assay results among a fixed sample size of N=30 early-stage melanoma subjects. Since early-stage melanoma patients are expected to have CTCs, but have them at concentrations at or below the detection limits of existing *ex vivo* assay methods, the proportion of discordant assay-result pairs among our early-stage subjects should be quite high if *in vivo* PAFC works as advertized. This, in turn, means that **Figure E** demonstrates that 30 early-stage subjects should provide Specific Aim #3 with sufficient power to meet its research goals.

Figure D. 90% margin of error versus intra-subject correlation for exemplar group sizes of 3, 5, and 7 per group when the total sample size is 15. The 90% margins of error are the 90% margins of error (in SD units) on the group means for skin-pigmentation groups at each body location, and are calculated using the method of Donner[29] under the assumptions (1) that PA contrasts will be determined on exactly 4 veins per body location (12 veins per subject), and (2) that the denominator degrees of freedom will be 12 based on all three skin-pigmentation groups being populated.

13. Data Handling and Recordkeeping

Study data will be submitted according to protocol requirements for all subjects registered. Data obtained during the study will be collected at subject visits and entered into the protocol database. Subjects will be registered in C3PR, a cancer Biomedical Informatics Grid (*caBIG®,* NCI) application. Data will be entered into OpenClinica through electronic web-based case report forms (CRFs) which replicate the paper CRFs attached to this protocol. OpenClinica is a secure (21CFR part11), open source system for electronic data capture and clinical data management.

Blood sample identification will be stored using CaTissue which is an open source biospecimen management tool developed by the NCI.

UAMS shall retain the records and reports for 2 years after the latter of the following two dates: The date on which the investigation is terminated or completed, or the date that the records are no longer required for purposes of supporting a premarket approval application or a notice of completion of a product development protocol. After such time all study records will be destroyed as well as the links between identifiers of the research subjects and their research study numbers according to UAMS' record destruction policy.


Power versus Proportion Discordant
Odds Ratio = 10, N=30, alpha=0.05
Power of 1-sided McNemar's test
1.00
0.95
0.90
0.85
0.80
0.75
0.30
0.35
0.40
0.45
0.50
Proportion Discordant

Figure E. Power versus proportion of discordant pairs of assay results among N=30 total samples from early-stage melanoma subjects when the odds ratio among discordant pairs is 10-fold in favor of *in vivo* PAFC showing the positive detection result. Power is power of the one-sided McNemar's test at 5% alpha

14. Ethical Considerations

<u>IRB Review and Informed Consent:</u> This protocol, the informed consent document and any subsequent modifications will be reviewed and approved by the UAMS IRB. A signed consent form will be obtained from each subject prior to enrollment. For subjects who cannot consent for themselves, a legal guardian or person with power of attorney must sign the consent form; additionally, in such cases the subject's assent must also be obtained if he or she is able to understand the nature, significance, and risks associated with the study. The consent form will describe the purpose of the study, the procedures to be followed, and the risks and benefits of participation.

A copy of the consent form will be given to the subject, legal guardian, or individual with power of attorney and this fact will be documented in the subject's medical record.

Subject Confidentiality: All blood specimens, CRFs and other subject records will be identified only by the Study Identification Number (SID) to maintain subject confidentiality. All records will be kept in a locked file cabinet. All computer entry and networking programs will be done using SIDs only. Clinical information will not be released without written permission of the subject, except as necessary for monitoring by the UAMS IRB, the United States Food and Drug Administration (FDA), NIH/NCI, UAMS, and the Office for Human Research Protections (OHRP).

Study Modification/Discontinuation: This study may be modified or discontinued at any time by the UAMS IRB, the NIH/NCI, UAMS, the OHRP, the FDA, or other government agencies as part of their duties to ensure that research subjects are protected.

15. Safety Assessments

<u>IRB Reporting:</u>
Any events meeting IRB reporting requirements according to IRB policy 10.2 should be reported as required by the IRB.

<u>Adverse Events (AEs) and Serious Adverse Events (SAEs):</u>
Any adverse experience that meets reporting guidelines must be reported to the study coordinator for the study in the CCTO within 24 hours of knowledge of the event.

All AEs and SAEs must be recorded in the appropriate section of the CRF. The report should include, whenever possible, the investigator's written medical judgment as to the relationship of the AE/SAE to study medications(s) (i.e., "probable", "possible" or "unrelated").

<u>Unanticipated Adverse Device Effects:</u>
An investigator shall submit to the sponsor and to the reviewing IRB a report of any unanticipated adverse device effect occurring during an investigation as soon as possible, but in no event later than 10 working days after the investigator first learns of the effect. (21CRF812.150)

<u>Deaths:</u>
The investigator will notify the sponsor and IRB as soon as possible, preferably within 24 hours but in no event later than 48 hours, of learning of subject's death, regardless of whether the death is related or unrelated to the investigational device. The investigator will attempt to determine, as conclusively as possible, whether or not the death is related to the device. The cause of death and the investigator's discussion regarding whether or not the death was device-related will be described in a written report.

16. Monitoring:

After the all subjects have completed the study intervention, the outcomes will be reviewed by a committee composed of the PI, at least one Co-Investigator, and the Medical Monitor.

17. References

1. Cummins DL, Cummins JM, Pantle H, Silverman MA, Leonard AL, Chanmugam A. Cutaneous malignant melanoma. *Mayo Clin Proc.* 2006; 81(4):500-507.
2. Menzies SW. Cutaneous melanoma: making a clinical diagnosis, present and future. *Dermatol Ther*. 2006; 19(1):32-39.
3. Gray-Schopfer V, Wellbrock C, Marais R. Melanoma biology and new targeted therapy. *Nature*. 2007; 445(7130):851-857.
4. Smith B, Selby P, Southgate J, Pittman K, Bradley C, Blair GE. Detection of melanoma cells in peripheral blood by means of reverse transcriptase and polymerase chain reaction. *Lancet*. 1991; 338(8777):1227-1229.
5. Visus C, Andres R, Mayordomo JI, Martinez-Lorenzo MJ, Murillo L, Saez-Gutierrez B, Diestre C, Marcos I, Astier P, Godino J, Carapeto-Marquez de Prado FJ, Larrad L, Tres A. Prognostic role of circulating melanoma cells detected by reverse transcriptase-polymerase chain reaction for tyrosinase mRNA in patients with melanoma. *Melanoma Res*. 2007; 17(2):83-89.
6. Mocellin S, Hoon D, Ambrosi A, Nitti D, Rossi CR. The prognostic value of circulating tumor cells in patients with melanoma: a systematic review and meta-analysis. *Clin Cancer Res*. 2006; 12(15):4605-4613.
7. Yu M, Stott S, Toner M, Maheswaran S, Haber DA. Circulating tumor cells: approaches to isolation and characterization. *J Cell Biol*. 2011; 192(3):373-382.
8. Wicha MS, Hayes DF. Circulating tumor cells: not all detected cells are bad and not all bad cells are
9. Zharov VP, Galanzha EI. Tuchin VV. Photothermal image flow cytometry *in vivo. Optics Lett*, 2005; 30:628-30.
10. Zharov VP, Galanzha EI.Tuchin VV. Integrated photothermal flow cytometry *in vivo. J. Biomed Opt*, 2005; 10:51502.
11. Zharov VP, Galanzha EI, Tuchin VV. *In vivo* photothermal flow cytometry: Imaging and detection of cells in blood and lymph flow (review/prospect). *J Cell Biochem*, 2006 Apr 1; 97(5):916-32.
12. Zharov VP, Galanzha EI, Shashkov EV, Khlebtsov NG, Tuchin VV. *In vivo* photoacoustic flow cytometry for monitoring of circulating single cancer cells and contrast agents. *Optics Lett* 2006; 31:3623–3625.
13. Zharov VP, Galanzha EI, Shashkov EV, Kim J-W, Khlebtsov NG, Tuchin VV. Photoacoustic flow cytometry: principle and application for real-time detection of circulating single nanoparticles, pathogens, and contrast dyes *in vivo*. *J Biomed Opt*, 2007; 12:0551503.
14. Galanzha EI, Shashkov EV, Tuchin VV, Zharov VP. In vivo multispectral multiparameter photoacoustic lymph flow cytometry with natural cell focusing, label-free detection and multicolor nanoparticle probes. *Cytometry A*, 2008; 73A:884-894.
15. Biris AS, Galanzha EI, Li Z, Mahmood M, Xu Y, Zharov VP. In vivo Raman flow cytometry for real-time detection of carbon nanotube kinetics in lymph, blood, and tissues. J Biomed Opt. 2009 Mar-Apr; 14(2):021006.
16. Galanzha EI, Shashkov EV, Spring P, Suen JY, Zharov VP. In vivo noninvasive label-free detection and eradication of circulating metastatic melanoma cells by two-color photoacoustic flow cytometry and a diode laser. Cancer Research, 2009; 69:7926-7934.
17. Kim J-W, Galanzha EI, Shashkov EV, Moon H-M, Zharov VP. Golden carbon nanotubes as photoacoustic and photothermal high-contrast molecular agents. Nature of Nanotechnology, 2009; 4: 688-694.
18. Galanzha EI, Kokoska MS, Shashkov EV, Kim J-W, Tuchin VV, Zharov VP, In vivo fiber-

based photoacoustic detection and photothermal purging of metastasis in sentinel lymph nodes targeted by nanoparticles. J. Biophotonics 2009; 2:528-539.

19. Galanzha IE, Shashkov EV, Kelly T, Kim J-W, Yang L, Zharov VP. *In vivo* magnetic enrichment and multiplex photoacoustic detection of circulating tumour cells. Nature of Nanotechnology. 2009; 12:855-860
20. Galanzha IE, Kim J-W, Zharov VP. Nanotechnology-based molecular photoacoustic and photothermal flow cytometry platform for *in vivo* detection and killing of circulating cancer stem cells. J. Biophotonics. 2009; 1:725-73
21. Zharov VP. Ultrasharp nonlinear photothermal and photoacoustic resonances and holes beyond the spectral limit. *Nature Photonics* 2011; 5: 110-116.
22. Khodakovskaya MV, Silva Ke, Nedosekin DA, Dervishi E, Biris AB, Shashkov EV, Ekaterina I. Galanzha EA, Zharov VP. Complex genetic, photothermal, and photoacoustic analysis of nanoparticle-cell interactions. *PNAS*. 2011; 108(3):1028-33. Epub 2010 Dec 28.
23. Nedosekin DA, Sarimollaoglu M, Ye JH, Galanzha EI, Zharov VP. In vivo ultra-fast photoacoustic flow cytometry of circulating human melanoma cells using near-infrared high-pulse rate lasers. Cytometry A 2011; 79A: 825–833
24. Xu M, Wang LV. Photoacoustic imaging in biomedicine. *Rev Sci Instrum.* 2006;77:041101.
25. Zhang HF, Maslov K, Stoica G, Wang LV. Functional photoacoustic microscopy for high-resolution and noninvasive in vivo imaging. *Nat Biotechnol.* 2006;24:848-851.
26. American National Standard for Safe Use of Lasers. *ANSI* Z136.1, 2000.
27. Bland JM, Altman DG. Statistical methods for assessing agreement between two methods of clinical measurement. Lancet. 1986 Feb 8;1(8476):307-10.
28. Bland JM, Altman DG. Measuring agreement in method comparison studies. Stat Methods Med Res. 1999 Jun;8(2):135-60. Review.

17. Figures


Diode laser,
904nm, 15ns, 10kHz
Driver
Amplifier
Boxcar
Ultrasonic
transducer
Acoustic
waves
Epidermis
Dermis
Blood
vessel
Flow
Erythrocytes
Melanoma cell
a
c
400 ns
30 ms
b
Time, 10 s

FIG. 1. Schematic for photoacoustic flow cytometry (PAFC) *in vivo* with diode laser for noninvasive detection of melanoma circulating tumor cells (CTCs) in the blood flow *in vivo*: (**a**) PA signal (upper trace) and boxcar gate (lower trace); (**b**) tracing of compressed PA signals; (c) PA signal after averaging 36 signals from one CTC.


a
b
c
Transducer
with fiber
Transducer
cable
Fiber
Vein
Skin
Vein
Artery
d
e
f
CCD camera
LED Array

FIG. 2. The integrated fiber and transducer module **(a)** for pilot studies on humans **(b)**. **(c)** Ultrasound image (General Electric Logiq 700) of ~2-mm hand vein at 2 mm depth and deep arteries. Photograph **(d)** and IR image at 880 nm of a relatively fatty, melanin-pigmented arm **(e)** compared to a less fatty, weakly pigmented arm **(f)**.

Appendix I

White blood and CTC cell separating protocol:

1. Prepare 1x lysing solution by dilute 10x BD lysing buffer 1:10 with distilled water.
2. Add 2 mL of 1x lysing solution to 200 uL of whole blood.
3. Gently vortex tube.
4. Incubate at room temperature for 15 min.
5. Centrifuge 200 X g for 5 min.
6. Carefully aspirate supernatant.
7. Add 2 mL 1x PBS containing 1% heat-inactivated FBS.
8. Centrifuge 200 X g for 5 min.
9. Carefully aspirate supernatant.
10. Resuspend pellet with 0.5 ml of PBS-FBS.

Appendix II

RT-PCR protocol:
The blood samples (2 mL) from each subject will be use for RT-PCR assays.

1. Red blood-cell lysis using BD Biosciences Pharm lyse buffer kit.
2. The remaining unlysed cells will be separated by centrifuge.
3. The total RNA will be isolated using Qiagen RNeasy Mini kit.
4. The total RNA will be quantitated.
5. The cDNA will be synthesized from 1 ug total RNA using Qiagen's one-step RT-PCR kit.
6. Amplification of Tyrosinase and MART-1 with PCR.
   Primers for Tyrosinase: forward 5'-GGCCAGCTTTCAGGCAGAGGT-3' and backward 5'-TGGTGCTTCATGGGCAAAATC-3'.
   Primers for MART-1: forward 5'-CACGGCCACTCTTACACCAC-3' and backward 5'-GGAGCATTGGGAACCACAGG-3'.
   Actin control primers: forward 5'-TGGAATCCTGTGGCATCCATGAAAC-3' and backward 5'-TAAAACGCAGCTCAGTAACAGTCCG-3'.
7. The reaction will be cycled 36 times through 60 s at 94 ◦C, 60 s at 56 ◦C, and 60 s at 72 ◦C.
8. Fifty percent of reaction mixture will be analyzed by electrophoresis on 1% agarose gels and stained with ethidium bromide.

In order to check the reproducibility of the results, each experiment will be carried out three times. Specific primers for actin will be used as a control.

Appendix III

Immunohistochemical Staining protocol:

1. Take 30 uL of separated white blood cells on clean glass slide.
2. Using another slide's ridge, push the solution to make it equally distributed on the slide.
3. Let slide dry in air.
4. Fix the cells by immersing the slide in 4% paraformaldehyde solution with PBS pH 7.4 for 15 min at room temperature.
5. Wash slide 3x with PBS.
6. Block slide with 0.03% hydrogen peroxide for 5 min at room temperature.
7. Wash slide 3x with PBS.

8. Block slide with 10% normal goat serum for 30 min. at room temperature.
9. Wash slide 3x with PBS.
10. Incubate with primary antibody overnight at 4C on rotator. (anti-MelanA, cat# ab51061, Abcam)
11. Wash slide 3x with PBS.
12. Incubate with second antibody for 30 min. at room temperature on rotator (goat anti-rabbit, 1:400).
13. Wash slide 3x with PBS.
14. Thirty minutes prior to use, prepare Vectastain working solution from the Vectstain ABC kit according to manufacturer's instructions.
15. Incubate the slide in Vectastain working solution for 30 min. at room temperature
16. Wash slide 3x with PBS.
17. Dehydrate with alcohol and xylene.
18. Mount the slide with coverslip and observe under microscope.